Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 4, 2022

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL 2022

INDIANAPOLIS, INDIANA – March 4, 2022 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the first fiscal quarter ended January 31, 2022. Hurco recorded net income of $3,535,000, or $0.53 per diluted share, for the first quarter of fiscal 2022, compared to net income of $663,000, or $0.10 per diluted share, for the corresponding period in fiscal 2021.

Sales and service fees for the first quarter of fiscal 2022 were $66,887,000, an increase of $12,772,000, or 24%, compared to the corresponding prior year period, and included an unfavorable currency impact of $1,171,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “With strong global order levels exceeding $70.0 million, Hurco’s first fiscal quarter of 2022 represented the sixth consecutive fiscal quarter where global orders outpaced sales. I was particularly encouraged by the continued improvement in our core European machine tool markets, where we typically sell many of our higher-priced, higher-performance machines. In that region, first fiscal quarter orders increased by 58%, and first fiscal quarter sales increased by 41%, over prior year period levels. Despite managing challenges associated with vendor delays, transportation issues, inflationary cost pressures, and competitive labor markets throughout the recovery, Hurco has continued to demonstrate its commitment to maintain a strong balance sheet and to execute a balanced capital allocation strategy to return value to shareholders through multiple avenues, including continuation of our dividend policy and commencement of trading activity under our stock repurchase program this fiscal quarter. We remain focused on our strategy to generate long-term growth and additional shareholder value both organically through product development and externally through strategic acquisitions.”

The following table sets forth net sales and service fees by geographic region for the first quarter ended January 31, 2022 and 2021 (dollars in thousands):

	Three Months Ended
	January 31,
	2022	2021	$ Change	% Change
Americas	$ 24,009	$ 23,248	$ 761	3%
Europe	34,118	24,246	9,872	41%
Asia Pacific	8,760	6,621	2,139	32%
Total	$ 66,887	$ 54,115	$ 12,772	24%

Sales in the Americas for the first quarter of fiscal 2022 increased by 3%, compared to the corresponding period in fiscal 2021, primarily due to an increased volume of shipments of higher-performance Hurco machines.

European sales for the first quarter of fiscal 2022 increased by 41%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The increase in European sales for the first quarter of fiscal 2022 was primarily attributable to an increased volume of shipments of Hurco, Takumi, and Milltronics machines across the European region where our customers are located, as well as increased sales of electro-mechanical components and accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the first quarter of fiscal 2022 increased by 32%, compared to the corresponding period in fiscal 2021, and included a favorable currency impact of 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The increase in Asian Pacific sales primarily resulted from an increased volume of shipments of Hurco and Takumi machines in Southeast Asia and India, partially offset by reduced volume of shipments of Hurco machines in China.

Orders for the first quarter of fiscal 2022 were $70,855,000, an increase of $13,532,000, or 24%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of $1,740,000, or 3%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first quarter ended January 31, 2022 and 2021 (dollars in thousands):

	Three Months Ended
	January 31,
	2022	2021	$ Change	% Change
Americas	$ 22,116	$ 23,845	$ (1,729)	(7)%
Europe	40,665	25,795	14,870	58%
Asia Pacific	8,074	7,683	391	5%
Total	$ 70,855	$ 57,323	$ 13,532	24%

Orders in the Americas for the first quarter of fiscal 2022 decreased by 7%, compared to the corresponding period in fiscal 2021, primarily due to decreased customer demand for Milltronics and Hurco machines.

European orders for the first quarter of fiscal 2022 increased by 58%, compared to the corresponding prior year period, and included an unfavorable currency impact of 7%, when translating foreign orders to U.S. dollars.  The increase in orders was driven primarily by increased customer demand for Hurco, Takumi and Milltronics machines across the European regions where our customers are located.

Asian Pacific orders for the first quarter of fiscal 2022 increased by 5%, compared to the corresponding prior year period, and included an unfavorable currency impact of less than 1%, when translating foreign orders to U.S. dollars.  The increase in Asian Pacific orders was driven primarily by an increase in customer demand for Hurco vertical milling machines in Southeast Asia and India, partially offset by decreased demand for Hurco machines in China.

Gross profit for the first quarter of fiscal 2022 was $16,907,000, or 25% of sales, compared to $11,547,000, or 21% of sales, for the corresponding prior year period.  The increase in gross profit as a percentage of sales reflected the increased volume of sales of Hurco and Takumi machines, particularly in Europe, the primary market for higher-performance machines, and the benefits of allocating fixed costs across higher production levels.

Selling, general, and administrative expenses for the first quarter of fiscal 2022 were $11,697,000, or 17% of sales, compared to $10,568,000, or 20% of sales, in the corresponding fiscal 2021 period, and included a favorable currency impact of $181,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.  The increase in selling, general, and administrative expenses was driven primarily by increased agent commissions, marketing and tradeshow expenses, incentive compensation, and employee support costs for the global sales operations.

The effective tax rate for the first quarter of fiscal 2022 was 32%, compared to 45% in the corresponding prior year period. The year-over-year decrease in the effective tax rate was primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, various discrete tax items, and changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic.

Cash and cash equivalents totaled $90,029,000 at January 31, 2022, compared to $84,063,000 at October 31, 2021. Working capital was $210,526,000 at January 31, 2022, compared to $208,700,000 at October 31, 2021.  The increase in working capital was primarily driven by an increase in cash and cash equivalents and inventories, partially offset by reductions in accounts receivable and prepaid assets and an increase in accounts payable, net of related parties.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations.  The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; the United Kingdom’s withdrawal from the European Union (Brexit); our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Secretary, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended January 31,
	2022	2021

	(unaudited)
Sales and service fees	$ 66,887	$ 54,115
Cost of sales and service	49,980	42,568
Gross profit	16,907	11,547
Selling, general and administrative expenses	11,697	10,568

Operating income	5,210	979
Interest expense	7	19
Interest income	53	16
Investment income	178	121
Other expense (income), net	256	(112)
Income before taxes	5,178	1,209
Provision (benefit) for income taxes	1,643	546
Net income	$ 3,535	$ 663

Income per common share
Basic	$ 0.53	$ 0.10
Diluted	$ 0.53	$ 0.10
Weighted average common shares outstanding
Basic	6,616	6,575
Diluted	6,642	6,584

Dividends per share	$ 0.14	$ 0.13

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2022	2021

	(unaudited)
Gross margin	25%	21%
SG&A expense as a percentage of sales	17%	20%
Operating income as a percentage of sales	8%	2%
Pre-tax income as a percentage of sales	8%	2%
Effective tax rate	32%	45%
Depreciation and amortization	$ 942	$ 1,066
Capital expenditures	$ 580	$ 622

Balance Sheet Data:	1/31/2022	10/31/2021
Working capital	$ 210,526	$ 208,700
Days sales outstanding	45	42
Inventory turns	1.2	1.2
Capitalization
Total debt	--	--
Shareholders' equity	239,470	238,419
Total	$ 239,470	$ 238,419

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	January 31,	October 31,
	2022	2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 90,029	$ 84,063
Accounts receivable, net	39,183	42,620
Inventories, net	152,893	148,216
Derivative assets	1,088	905
Prepaid assets	9,670	13,091
Other	54	975
Total current assets	292,917	289,870

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	29,356	29,533
Leasehold improvements	5,221	5,172
	42,797	42,925
Less accumulated depreciation and amortization	(32,612)	(32,318)
Total property and equipment, net	10,185	10,607

Non-current assets:
Software development costs, less accumulated amortization	7,528	7,553
Intangible assets, net	1,488	1,565
Operating lease - right of use assets, net	9,815	10,624
Deferred income taxes	2,923	3,154
Investments and other assets, net	9,615	9,562
Total non-current assets	31,369	32,458
Total assets	$ 334,471	$ 332,935

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 52,599	$ 48,881
Customer deposits	8,610	8,593
Derivative liabilities	579	467
Operating lease liabilities	4,050	4,221
Accrued payroll and employee benefits	7,832	10,389
Accrued income taxes	2,438	1,192
Accrued expenses	4,813	5,911
Accrued warranty expenses	1,470	1,516
Total current liabilities	82,391	81,170

Non-current liabilities:
Deferred income taxes	98	68
Accrued tax liability	1,752	1,749
Operating lease liabilities	6,150	6,794
Deferred credits and other	4,610	4,735
Total non-current liabilities	12,610	13,346

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,681,589 and 6,691,052 shares issued and 6,607,437 and 6,617,717 shares outstanding, as of January 31, 2022 and October 31, 2021, respectively	661	662
Additional paid-in capital	63,404	63,924
Retained earnings	178,172	175,574
Accumulated other comprehensive loss	(2,767)	(1,741)
Total shareholders' equity	239,470	238,419
Total liabilities and shareholders' equity	$ 334,471	$ 332,935